UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2019 (February 5, 2019)

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	000-22490	62-1120025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1915 Snapps Ferry Road, Building N Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 636-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.  Results of Operations and Financial Condition.

Attached as Exhibit 99.1 and incorporated herein by reference is a copy of a press release, dated February 7, 2019, announcing the financial results of Forward Air Corporation (the “Company”) for the fourth quarter and year ended December 31, 2018.
The information in this Item 2.02, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the Company’s previously announced CEO transition plan, on February 5, 2019, Bruce A. Campbell informed the board of directors (the “Board”) of the Company of his intent to retire from his position as Executive Chairman of the Company and decision not to stand for re-election to the Board immediately preceding the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”) which is expected to occur on May 7, 2019. The Board and Mr. Campbell agreed that he will continue to serve the Company as a consultant for 24 months following his retirement. Following Mr. Campbell’s retirement, Tom Schmitt is expected to become the Chairman of the Board and Craig Carlock is expected to become the Company’s Lead Independent Director, subject to their re-election to the Board at the Company’s 2019 Annual Meeting.

(e) On February 5, 2019, the Compensation Committee approved a consulting agreement by and between the Company and Mr. Campbell, effective immediately upon Mr. Campbell’s resignation as Executive Chairman (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Campbell will provide certain consulting services to the Company, as requested by the Company, and will receive a monthly fee of $20,000. Mr. Campbell’s outstanding, unvested equity awards will continue to vest during the 24-month consulting period. Additionally, Mr. Campbell will continue to be subject to the non-compete and other restrictive covenants set forth in his existing Restrictive Covenants Agreement, dated October 30, 2007, for at least one year following the end of the 24-month consulting period.

Item 8.01 Other Events.

On February 5, 2019, the Board approved a stock repurchase authorization plan for up to five million shares of the Company’s common stock (the “2019 Repurchase Plan”). In connection with this action, the Board cancelled the Company’s 2016 stock repurchase authorization. The amount and timing of any repurchases under the Company’s 2019 Repurchase Plan will be at such prices as determined by management of the Company. Repurchases of common stock may also be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. Stock repurchases may be commenced or suspended from time to time for any reason. The Company currently has approximately 28,909,744 shares outstanding as of February 5, 2019.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished as part of this Report.

No.	Exhibit
99.1	Press Release dated February 7, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION
Date: February 7, 2019	By:	/s/ Michael J. Morris
Michael J. Morris Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit
99.1	Press Release dated February 7, 2019.